Exhibit 99.3

[AM_ACTIVE 404317481_13] AMENDMENT NO. 1 TO PRONTO MONEY TRANSFER, INC. 2020 EQUITY INCENTIVE PLAN December 5, 2022 WHEREAS, on January 25, 2022, Banco Inter S.A., a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil ("Banco Inter"), a subsidiary of Inter & Co, Inc., a corporation organized under the laws of the Cayman Islands (“Inter&Co”) acquired 100% of the equity interests of Inter&Co Payments, Inc. (formerly Pronto Money Transfer, Inc.), a California corporation ("Payments"); WHEREAS, the board of directors of Inter&Co (the “Board”) approved the assumption and sponsorship of the Pronto Money Transfer, Inc. 2020 Equity Incentive Plan (the “Assumed Payments Plan”) effective as of January 4, 2023 (the “Effective Time”); and WHEREAS, Section 16 of the Assumed Payments Plan generally provides that the Board may amend the Assumed Payments Plan subject to the terms and conditions therein. NOW, THEREFORE, Inter&Co hereby amends the Assumed Payments Plan as follows (this “Amendment”), which Amendment shall become effective only upon the occurrence of the Effective Time: 1. The name of the Assumed Payments Plan is hereby deleted and replaced as follows: “INTER&CO PAYMENTS, INC. AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN” 2. Section 1.1 (“Purpose”) is hereby amended to add a second paragraph thereto as follows: Inter & Co, Inc, a corporation organized under the laws of the Cayman Islands (“Inter&Co”) assumed the Plan effective as of January 4, 2023 (the “Effective Time”) and in connection with the acquisition by Banco Inter S.A., a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil ("Banco Inter"), a subsidiary of Inter & Co, Inc., a corporation organized under the laws of the Cayman Islands (“Inter&Co”) of 100% of the equity interests of Inter&Co Payments, Inc. (formerly Pronto Money Transfer, Inc.), a California corporation ("Payments"). 3. The definition of (“Company”) in Section 2.1(k) is hereby deleted in its entirety and replaced as follows: “Common Stock” means the Class A Shares of the Company. 4. The definition of (“Company”) in Section 2.1(l) is hereby deleted in its entirety and replaced as follows:

“Company” means, prior to the Effective Time, Payments and, on or following the Effective Time, Inter&Co. 5. The definition of (“Consultant”) in Section 2.1(m) is hereby amended to include the following as the second sentence of such definition: Notwithstanding any provision of this Plan to the contrary, “Consultant” shall not include any Consultant of Inter&Co or a Parent or Subsidiary who was engaged to render services to Inter&Co or a Parent or Subsidiary immediately prior to the Effective Time. 6. The definition of (“Employee”) in Section 2.1(p) is hereby amended to include the following as the third sentence of such definition: Notwithstanding any provision of this Plan to the contrary, “Employee” shall not include any Employee of Inter&Co or a Parent or Subsidiary who was employed by Inter&Co or a Parent or Subsidiary immediately prior to the Effective Time. 7. The definition of (“Parent”) in Section 2.1(cc) is hereby deleted in its entirety and replaced as follows: “Parent” means a “parent corporation” of the Company whether now or hereafter existing, as defined in Section 424(e) of the Code. 8. The definition of (“Subsidiary”) in Section 2.1(rr) is hereby deleted in its entirety and replaced as follows: “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code. 9. The first sentence of Section 3.1 (“Stock Subject to this Plan”) is hereby deleted and replaced as follows: Subject to the provisions of this Section 3 of this Plan, a maximum aggregate of 1,095,384 Shares may be issued under this Plan. 10. Except as amended hereby, the Plan shall remain in full effect.